                                EXHIBIT 23 (H)(3)

                            TRANSFER AGENCY AGREEMENT

                            TRANSFER AGENCY AGREEMENT

     AGREEMENT made this 8th day of December, 2003, between Transamerica Investors, Inc. ("Transamerica"), a Maryland Corporation having its principal place of business at 1150 South Olive Street, Suite T2700, Los Angeles, California 90015, and AEGON/Transamerica Investor Services, Inc. ("ATIS"), a Florida corporation having its principal place of business at 570 Carillon Parkway, St. Petersburg, Florida 33716.

     WHEREAS, Transamerica desires that ATIS perform transfer agency services for each class of Transamerica Managed by Transamerica Investment Management, LLC ("TIM"), as now in existence and listed on Schedule A or as hereafter may from time to time be created and managed by TIM (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, ATIS is willing to perform such services on the terms and conditions set forth in this Agreement;

     WHEREAS, ATIS and Transamerica wish to enter into this Agreement in order to set forth the terms under which ATIS will perform the transfer agency services set forth herein for Transamerica;

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, Transamerica and ATIS hereby agree as follows:

1,   Services

     ATIS shall perform for Transamerica the transfer agent services set forth in Schedule B hereto. ATIS also agrees to perform for Transamerica such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. ATIS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

     ATIS may, with prior notice to Transamerica, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to Transamerica (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of ATIS and not the agent of Transamerica or such fund, and that ATIS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

2,   Fees

     Transamerica shall pay ATIS for the services to be provided by ATIS under this Agreement in accordance with, and in the manner set forth in Schedule C hereto. Fees for any additional services to be provided by ATIS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

3.   Reimbursement of Expenses and Miscellaneous Service Fee

(a) In addition to paying ATIS the fees set forth in Schedule C, Transamerica agrees to reimburse ATIS for ATIS's reasonable out-of-pocket expenses (for which no mark-up for ATIS overhead expenses shall be included) in providing services hereunder, including without limitation, the following:

(i) All freight and other delivery and bonding charges incurred by ATIS in delivering materials to and from Transamerica and in delivering all materials to shareholders;

(ii) All direct6 telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by ATIS in communication with Transamerica, Transamerica's investment adviser or custodian, dealers, shareholders or others are required for ATIS to perform the services to be provided hereunder;

(iii) Sales taxes paid on behalf of Transamerica;

(iv) The cost of microfilm or microfiche or other electronic retention of records or other materials;

(v) Courier (delivery expenses);

(vi) Records retention/storage fees;

(vii) Fulfillment;

(viii) IRA custody and other related fees;

(ix) NSCC and related costs;

(x) Sales taxes;

(xi) Costs of statements and confirmations;

(xii) Costs of tax forms;

(xiii) Costs of all other shareholder correspondence;

(xiv) Post office boxes; and

(xv) Any expenses ATIS shall incur at the written direction of an officer of Transamerica thereunto duly authorized.

(b) In addition, ATIS shall be entitled to receive the following fees:

(i) A fee for managing and overseeing the report, print and mail functions performed by ATIS's third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(ii) System development fees, billed at the rate of $150 per hour, as approved by Transamerica, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

(iii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

(iv) Ad hoc reporting fees, billed at a mutually agreed upon rate;

(v) Interactive Voice Response System fees, charged according to ATIS's standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

(vi) Expenses associated with ATIS's anti-fraud procedures and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by Transamerica.

4.   Effective Date

This Agreement shall become effective as of the date first written above (the "Effective Date").

5.   Term

This Agreement shall continue in effect until December 7, 2005 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90 days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not be remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of Transamerica, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (which, in the case of Transamerica, may be with regard only to one or more Funds) which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11, of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. ATIS shall not terminate this Agreement pursuant to clause (a) above based solely upon Transamerica's failure to pay an amount to ATIS which is the subject of a good faith dispute, if (i) Transamerica is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and
(ii) Transamerica continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that ATIS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of Transamerica, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by ATIS but unpaid by Transamerica upon such termination shall be immediately due and payable upon and notwithstanding such termination. ATIS shall be entitled to collect from Transamerica, in addition to the fees and disbursements provided by Schedule C and Section 3 hereof, the amount of all of ATIS's reasonable cash disbursements in connection with ATIS's activities in effecting such termination, including without limitation, the delivery to Transamerica and/or its distribution or investment adviser and/or other parties of Transamerica's property, records, instruments and documents.

     If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of ATIS hereunder, ATIS's services are terminated hereunder, ATIS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by ATIS under this Agreement (excluding any Sub-transfer Agent appointed as provided in Section 1 hereof), then Transamerica shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to ATIS equal to the amount determined pursuant to Section 4 of the Omnibus Fee Agreement (the "Termination Amount"). Such payment shall not apply, however, to a decision by the Board to liquidate a Fund in the best interests of the Fund and shareholders, and not pursuant to any express or tacit plan, understanding or arrangement whereby the assets of the Fund are designed or intended to migrate, directly or indirectly, to another investment company or other investment vehicle.

     In the event Transamerica or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which ATIS is not retained to provide transfer agency services consistent with this Agreement, including the number of Funds and amount of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, ATIS is replaced or a third party is added.

     The parties further acknowledge and agree that, in the event services are terminated, ATIS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by ATIS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate ATIS for damages incurred and is not intended to constitute any form of penalty.

6.   Standard of Care; Uncontrollable Events; Limitation of Liability

ATIS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to Transamerica for any action taken or omitted by ATIS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of ATIS shall be confirmed to those expressly set forth herein, and no implied duties are assumed by or may be asserted against ATIS hereunder.

     ATIS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon Transamerica's reasonable request, ATIS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, ATIS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond ATIS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, ATIS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     ATIS shall provide Transamerica, at such times as Transamerica may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of ATIS relating to the services provided by ATIS under this Agreement.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ATIS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROVITS, EACH O WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.   Legal Advice

ATIS shall notify Transamerica at any time ATIS believes that it is in need of the advice of counsel (other than counsel in the regular employ of ATIS or any affiliated company) with regard to ATIS's responsibilities and duties specific to Transamerica pursuant to this Agreement. After so notifying Transamerica, ATIS, at is discretion, shall be entitled to see, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of Transamerica unless relating to a matter involving ATIS's willful misfeasance, bad faith, gross negligence or reckless disregard of ATIS's responsibilities and duties hereunder, ad ATIS shall in no event be liable to Transamerica or any Fund or any shareholder or beneficial owner of Transamerica for any action reasonably taken pursuant to such advice.

8.   Instructions/Certain Procedures, etc.

Whenever ATIS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, ATIS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by ATIS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of Transamerica or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of Transamerica or any other person authorized by Transamerica's Board of Directors (hereafter referred to as the "Board") or by the shareholder or shareholder's agent, as the case may be.

As to the services to be provided hereunder, ATIS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of Transamerica relating to the relevant Funds to the extent that such services are described therein unless ATIS receives written instructions to the contrary in a timely manner from Transamerica.

The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and ATIS may conclusively assume that any special procedure which has been approved by an executive officer of Transamerica does not conflict with or violate any requirements of Transamerica's Articles of Incorporation, Bylaws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

Transamerica acknowledges receipt of a copy of ATIS's policy related to this acceptance of trades for prior day processing (the "ATIS As-Of Trading Policy"). ATIS may amend the ATIS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be promptly delivered to Transamerica. ATIS may apply with ATIS As-Of Trading Policy whenever applicable, unless ATIS consents in writing to process trades according to such other as-if trading policy as may be adopted by Transamerica and furnished to ATIS by Transamerica, which consent shall not be unreasonably withheld.

Transamerica acknowledges and agrees that deviations from ATIS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of Transamerica requests that an exception be made from any written compliance or transfer agency procedures adopted by ATIS, or any requirements of the AML Program, ATIS may in its sole discretion determine whether to permit such exception. In the event ATIS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of Transamerica and delivered to ATIS (an "Exception"); provided that an Exception concerning the requirements of Transamerica's AML Program shall be authorized by Transamerica's AML Compliance Officer (as defined in Section 15). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until ATIS receives written notice from Transamerica that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as ATIS acts in good faith, ATIS shall have no liability for any loss, liability, expenses or damages to Transamerica resulting from the Exception, and Transamerica shall indemnify ATIS and hold ATIS harmless from any loss, liability, expenses (including reasonable attorneys' fees) and damages resulting to ATIS therefrom.

9.   Indemnification

Transamerica agrees to indemnify and hold harmless ATIS, its employees, agents, directors, officers and nominees from the against any and all claim, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to ATIS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to ATIS by Transamerica, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of ATIS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

ATIS shall indemnify, defend, and hold Transamerica harmless from or against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from ATIS's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense, or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set for therein shall indefinitely survive the termination of this Agreement.

10.  Record Retention and Confidentiality

ATIS shall keep and maintain on behalf of Transamerica all books and records which Transamerica or ATIS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 21a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. ATIS further agrees that all such books and records shall be the property of Transamerica and to make such books and records available for inspection by Transamerica or by the Securities and Exchange Commission (the "Commission") at reasonable times. ATIS shall otherwise keep confidential all books and records relating to Transamerica and its shareholders, except when (i) disclosure is required by law, (ii) ATIS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) ATIS is requested to divulge such information by duly-constituted authorities or court process, or (iv) ATIS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by Transamerica or the dealer of record as to such account. ATIS shall provide Transamerica with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 10 are subject to the provisions of
Section 22.

11.  Reports

ATIS shall furnish to Transamerica and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by Transamerica in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. Transamerica agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. N the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a prompt and diligent examination, are not so reported promptly, a report will for all p purposes be accepted by and binding upon Transamerica and any other recipient, and ATIS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by Transamerica.

12.  Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of ATIS to perform services required to be provided by ATIS under this Agreement are the property of ATIS. All records and other data except such computer programs and procedures are the exclusive property of Transamerica and all such other records and data shall be furnished to Transamerica in appropriate form as soon as practicable after termination of this Agreement for any reason.

13.  Return of Records

ATIS may at its option at any time, and shall promptly upon Transamerica's demand, turn over to Transamerica and cease to retain ATIS's files, records and documents created and maintained by ATIS pursuant to this Agreement which are no longer needed by ATIS in the performance of its services or for its legal protection. If not so turned over to Transamerica, such documents and records shall be retained by ATIS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to Transamerica unless Transamerica authorized in writing the destruction of such records and documents.

14.  Bank Accounts

ATIS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for Transamerica with such bank or banks as are selected or approved by Transamerica, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. Transamerica shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall requires ATAIS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, Transamerica shall provide such bank or banks with all instructions and authorizations necessary for ATIS to effect such disbursements.

15.  Representations and Warranties of Transamerica

Transamerica represents and warrants to ATIS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Articles o Incorporation, shares of each Fund which are redeemed by Transamerica may be sold by Transamerica from its treasury, and (c) this Agreement has been duly authorized by Transamerica and, when executed and delivered by Transamerica, will constitute a legal, valid and binding obligation of Transamerica, enforceable against Transamerica in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     Transamerica also represents and warrants that (a) Transamerica has adopted the written AML Program that has been submitted to ATIS pursuant to Section 18, and has appointed an officer of Transamerica as Transamerica's anti-money laundering compliance officer ("AML Compliance Officer"), (b) the AML Program and the designation of the AML Officer have been approved by the Board, (c) the delegation of certain services there under to ATIS, as provided in Section 22, is permitted under Transamerica's AML Program and has been approved by the Board, and (d) Transamerica will submit any material amendments to the AML Program to ATIS for ATIS's review and consent prior to adoption in accordance with Section 20.

16   Representations and Warranties of ATIS

ATIS represents and warrants that: (a) ATIS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including
Section 12A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which ATIS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records and other data of Transamerica and ATIS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by ATIS and, when executed and delivered by ATIS, will constitute a legal, valid and binding obligation of ATIS, enforceable against ATIS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws or general application affecting the right and remedies of creditors and secured parties.

Except as expressly provided in this agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitabiity, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this agreement by atis are completely disclaimed.

17.  Insurance

ATIS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of Transamerica, ATIS shall provide evidence that coverage is in place. ATIS shall notify Transamerica should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. ATIS shall notify Transamerica of any material claims against it with respect to services performed under this Agreement whether or not they may be covered by insurance, and shall notify Transamerica should the total outstanding claims made by ATIS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

18.  Information to be Furnished by Transamerica and Funds

Transamerica has furnished to ATIS the following, as amended and current as of the Effective Date:

(a) A copy of the Articles of Incorporation of Transamerica and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed;

(b) A copy of Transamerica's Bylaws and any amendments thereto;

(c) Certified copies of resolutions of the Board covering the following matters:

(i) Approval of this Agreement and authorization of a specified officer of Transamerica to execute and deliver this Agreement and authorization for specified officers of Transamerica to instruct ATIS hereunder; and

(ii) Authorization of ATIS to act as Transfer Agent for Transamerica.

(d) A list of all officers of Transamerica, with Transamerica's AML Compliance Officer included among the officers therein, and any other person (who may be associated with Transamerica or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct ATIS in all matters.

(e) Two copies of the following (if such documents are employed by Transamerica):

(i) Prospectuses and Statements of Additional Information;

(ii) Distribution Agreement; and

(iii) All other forms commonly used by Transamerica or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(f) A certificate as to shares of beneficial interest of Transamerica authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by Transamerica for all shares outstanding, such statement to be certified by the Treasurer of Transamerica.

(g) A copy of Transamerica's written AML Program, including related Policies and Procedures.

19.  Information Furnished by ATIS

ATIS has furnished to Transamerica evidence of the following:

(a) Approval of this Agreement by ATIS, and authorization of a specified officer of ATIS to execute and deliver this Agreement;

(b) Authorization of ATIS to act as Transfer Agent for Transamerica;

(c) The current ATIS "As-Of" Trading Policy.

20.  Amendments to Documents

     Transamerica shall furnish ATIS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, Transamerica agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of Transamerica, or the AML Program, which might have the effect of changing the procedures employed by ATIS in providing the services agreed to hereunder or which amendment might affect the duties of ATIS hereunder unless Transamerica first obtains ATIS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

21.  Reliance on Amendments

     ATIS may rely on any amendments to or changes in any of the documents and other items to be provided by Transamerica pursuant to Sections 18 and 20 of this Agreement and, subject to the provisions of Section 6 hereof, Transamerica hereby indemnifies and holds harmless ATIS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of ATIS in reasonable reliance upon such amendments and/or changes. Although ATIS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, in the event the same relate to services provided by ATIS hereunder, ATIS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless Transamerica first obtains ATIS's written consent to and approval of such amendments or changes.

22.  Compliance with Laws

     Except for the obligations of ATIS set forth in Section 10 hereof, Transamerica assumes full responsibility for the preparation, contents, and distribution of each Prospectus and Statement of Additional Information of

Transamerica as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. ATIS shall have no obligation to take cognizance of any laws relating to the sale of Transamerica's shares. Transamerica represents and warrants that all shares of Transamerica that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

     Transamerica acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to ATIS, as provided in the next paragraph below.

     Transamerica hereby delegates to ATIS the performance, on behalf o Transamerica, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by ATIS pursuant to this Agreement. ATIS agrees to the fore4going delegation and agrees to perform such services in accordance with Transamerica's AML Program. In connection therewith, ATIS agrees to maintain policies and procedures, and related internal controls, that are consistent with Transamerica's AML Program and the requirement that Transamerica employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirements to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. ATIS's obligations under this delegation shall be subject to Sections 18 and 20, which require that the AML Program and any material amendments thereto be submitted to ATIS for its review and consent.

     Transamerica agrees and acknowledges that, notwithstanding the delegation provided for tin the foregoing paragraph, Transamerica maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of Transamerica, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

     In connection with the foregoing delegation, Transamerica also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to Transamerica and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Transamerica shall not be required in connection therewith unless specifically required under the AML Program, and (ii) Transamerica instructs ATIS that it may avail Transamerica of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

23.  Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to Transamerica, to it at 1150 South Olive Street, Suite T2700, Los Angeles, California 90015, with a copy to ATIS, 570 Carillon Parkway, St. Petersburg, Florida 33716, Attn: President; and if to ATIS, to it at 570 Carillon Parkway, St. Petersburg, Florida 33716, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section,

24.  Assignment

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 24 shall not limit or in any way affect ATIS's right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

25.  Governing Law and Matters Relating to Transamerica as a Maryland
     Corporation

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the state of ATIS and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of ATIS, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of Transamerica hereunder shall not be binding upon any of Transamerica's shareholders, nominees, officers, agents or employees of Transamerica personally, but shall bind only Transamerica property of Transamerica. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of Transamerica, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only Transamerica property of Transamerica as provided in Transamerica's Articles of Incorporation.

26.  Activities of ATIS

The services of ATIS rendered to Transamerica hereunder are not to be deemed to be exclusive. ATIS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and shareholders of Transamerica are or may be or become interested in ATIS, as officers, employees or otherwise and that partners, officers and employees of ATIS and its counsel are or may be or become similarly interested in Transamerica, and that ATIS may be or become interested in Transamerica as a shareholder or otherwise.

27.  Privacy

Nonpublic personal financial information relating to consumers or customers of Transamerica provided by, or at the direction of Transamerica to ATIS, or collected or retained by ATIS in the course of performing its duties as transfer agent, shall be considered confidential information. ATIS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of ATIS except at the direction of Transamerica or as required or permitted by law (including Applicable AML Laws). ATIS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of Transamerica.

28.  Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(e) Every reference to a Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, ATIS shall not have any right to set off claims of a Fund by applying the property of any other Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        TRANSAMERICA INVESTORS, INC.


                                        By: /s/ John K. Carter
                                            ------------------------------------
                                            John K. Carter


                                        AEGON/TRANSAMRICA INVESTOR
                                        SERVICES, INC.


                                        By: /s/ Kyle Keelan
                                            ------------------------------------
                                            Kyle Keelan

SCHEDULE A

EFFECTIVE: FEBRUARY 17, 2006

SHARE CLASSES AND FUNDS

Investor Class

Transamerica Premier Focus Fund
Transamerica Premier Equity Fund
Transamerica Premier Growth Opportunities Fund
Transamerica Premier Diversified Equity Fund
Transamerica Premier Balanced Fund
Transamerica Premier High Yield Bond Fund
Transamerica Premier Cash Reserve Fund

Institutional Class

Transamerica Premier High Yield Bond fund

Institutional Funds

Transamerica Premier Institutional Small/Mid Cap Value Fund
Transamerica Premier Institutional Diversified Equity Fund
Transamerica Premier Institutional Bond Fund

SCHEDULE B

TRANSFER AGENCY SERVICES

1.   Shareholder Transactions

(a) Process shareholder purchase and redemption orders.

(b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d) Issue periodic statements for shareholders.

(e) Process transfers and exchanges.

(f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.   Shareholder Information Services

(a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b) Produce detailed history of transactions through duplicate or special order statements upon request.

(c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.   Compliance Reporting

(a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, ATIS and the states in which the fund is registered.

(b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c) Issue tax withholding reports to the Internal Revenue Service.

4.   Dealer/Load Processing (if applicable)

(a) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(b) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(c) Calculate fees due under 12(b)-1 plans for distribution and marketing expenses.

(d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.   Shareholder Account Maintenance

(a) Maintain all shareholder records for each account in Transamerica.

(b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c) Record shareholder account information changes.

(d) Maintain account documentation files for each shareholder.

6.   Anti-Money Laundering Services

(a) Verify shareholder identity upon opening new accounts.

(b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with Transamerica's AML Program.

(c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in Transamerica's AML Program.

(d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to Transamerica's AML Program, and make the same available to inspection by (i) Transamerica's AML Compliance Officer, (ii) any auditor of Transamerica's AML Program or related procedures, policies or controls that has been designated by Transamerica in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of Transamerica's AML Compliance Officer.

SCHEDULE C

EFFECTIVE: MAY 11, 2006

TRANSFER AGENT FEES

-    $19.60 per year per open account (billed monthly)

-    $1.50 per year per closed account (billed monthly)

-    Applicable out-of-pocket expenses (billed monthly).

* Out-of-pocket expenses limited to shareholder statements and associated postage.

SCHEDULE D

REPORTS

1. Daily Shareholder Activity Journal

2. Daily Fund Activity Summary Report

(a) Beginning Balance

(b) Transactions

(c) Beginning Balance

(d) Reinvested Dividends

(e) Exchanges

(f) Adjustments

(g) Ending Balance

3. Daily Wire and Check Registers

4. Monthly Dealer Processing Reports

5. Monthly Dividend Reports

6. Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.